January 8, 2009
Re: CONFIDENTIALITY AND NON·DISCLOSURE AGREEMENT
     Bio-Imaging Technologies, Inc. (“Recipient”) has requested certain information from etrials Worldwide, Inc. (the “Company”) in connection with a possible transaction involving the Company (a“Possible Transaction”). In particular, Recipient has requested financial and other information concerning the Company (the “Evaluation Material”). The “Evaluation Material,” whether furnished to Recipient before or after the date of this Confidentiality Agreement, includes this Confidentiality Agreement and any negotiations between the Company and the Recipient regarding the Possible Transaction together with all analyses, compilations, studies or other documents or records prepared by the Company, the Recipient or their Representatives (as hereafter defined) which contain or otherwise reflect or are generated from such information, as well as all copies and other reproductions thereof, whether oral, in writing or stored or maintained in or by electronic, magnetic or other means, media or devices, but does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the Recipient or its directors, officers, employees, shareholders, agents or advisors (all of the foregoing collectively referred to as “Representatives”), or the respective Representatives of the Recipient’s agents or advisors, (ii) was or becomes available to Recipient on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to Recipient or (iii) was within Recipient’s possession prior to its being furnished by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with the Company in respect thereof or otherwise prohibited from transmitting the information to the Recipient.
     In consideration of Recipient being furnished with any Evaluation Material, Recipient agrees as follows:
          1. Recipient acknowledges the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if information contained therein is disclosed to any third party.
          2. The Evaluation Material will be used solely for the purpose of evaluating a Possible Transaction. Recipient and its Representatives will keep the Evaluation Material confidential and will not disclose any of such Evaluation Material to any third party without the prior written consent of the Company; provided, however, that, subject to Paragraph 5 hereof, any of such Evaluation Material may be disclosed (a) to the extent required by applicable law or legal process, or (b) to Recipient’s Representatives who need to know the information contained in the Evaluation Material for the purpose of evaluating a Possible Transaction and who are informed of the confidential and non-public nature of the Evaluation Material and are directed and agree to treat such Evaluation Material confidentially. In any event, Recipient is responsible for any improper use by its Representatives of the Evaluation Material.
          3. The Company makes no representations or warranties as to the accuracy or completeness of any Evaluation Material, and has no liability to Recipient resulting from the use of the Evaluation Material supplied by the Company or any of its Representatives except as may be provided in a definitive agreement in connection with a Possible Transaction.
          4. Upon the written request of the Company, all Evaluation Materials (and all copies, extracts or other reproductions in whole or in part thereof) of the Company, whether in writing or stored or maintained in or by electronic, magnetic or other means, media or devices, must be returned or, at the election of Recipient, destroyed by an authorized officer and not retained in any form or for any reason.
          5. Notwithstanding anything to the contrary set forth herein, in the event that Recipient or its Representatives are requested or become legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material or take any other action prohibited hereby, the Recipient will promptly notify the Company in writing so that the Company may seek a protective order or other appropriate remedy and/or so that it may waive compliance with the provisions of this Confidentiality Agreement. In the event that such protective order or other remedy is not sought or obtained or that the compliance with the provisions of this Confidentiality Agreement is waived, only that portion of the Evaluation Material requested may be furnished or only such action which is legally required may be taken, and Recipient shall exercise its best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material.
          6. By accepting the Evaluation Material, Recipient acknowledges and agrees that certain information contained in this agreement and the Evaluation Material might constitute material, non-public information. As a result, Recipient agrees that it may not purchase, sell or otherwise trade in the Company’s securities or any derivatives thereof until such time as Recipient, based on the advice of counsel, determines that the Evaluation material does not constitute material, non-public information.
          7. The Recipient may not propose to any person or entity other than the Company any transaction between the Recipient and the Company and/or its security holders involving the Company’s securities or security holders unless the Company requests in writing that Recipient makes such a proposal. Recipient may not acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, (I) control of the Company, including but not limited to acquiring control by nominating person(s) to serve on the Company’s board of directors, (2) more than 2% of any outstanding class of securities of the Company or any voting or economic interest therein, or (3) substantially all of the Company’s business or assets, in each case, for a period of two years from the date of this Confidentiality Agreement unless the Company consents in advance in writing to such acquisition. The Company is entitled to equitable relief, including injunction, in the event of any breach of the provisions of this paragraph.
          8. This agreement is governed by and must be construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State without giving effect to the principles of conflict of laws thereof. The courts of the State of Delaware and the United States District Courts located in Delaware have jurisdiction with respect to any dispute or controversy arising under or in connection with this agreement. In view of the confidential nature of the Evaluation Material and the serious and irreparable damage that will result if any of the Evaluation Material is disclosed to or used by any person or entity in violation of this agreement, the Company is entitled to equitable relief to enjoin any breach or threatened breach of this agreement. Recipient’s obligations hereunder are in addition to, and not exclusive of, any and all of Recipient’s other obligations and duties to the Company, whether express or implied, in fact or in law. Any failure by the Company to enforce Recipient’s strict performance of any provision of this agreement does not constitute a waiver of the Company’s right to subsequently enforce that or any other provision.
          9. This agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which is an original and which together constitutes a single instrument.

Please acknowledge your agreement to the foregoing by countersigning this letter in the place provided below and returning it to the attention of the undersigned.

Very truly yours, ETRlALS WORLDWIDE, INC.
By:	/s/ Denis Connaghan
President and Chief Executive Officer

AGREED TO AND ACCEPTED:
Bio-Imaging Technologies, Inc.

By:	/s/ Ted I. Kaminer Executive Vice President and CFO
Date: 16-January-2009

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